Exhibit 99.2

Press Release

BSY Investor Contact:
Eric Boyer
Investor Relations Officer
ir@bentley.com

Bentley Systems Announces Retirement of Founder Keith Bentley and Promotion of Julien Moutte to Chief Technology Officer

Former CFO David Hollister Retiring as Chief Investment Officer

EXTON, Pa. – Feb. 28, 2023 – Bentley Systems, Incorporated (Nasdaq: BSY) (“Bentley Systems” or the “Company”), the infrastructure engineering software company, today announced forthcoming retirements:

•As of April 2023 founder Keith Bentley will step down as Chief Technology Officer to assume the role of Technology Advisor through his anticipated retirement later in the year, and will continue thereafter his service on Bentley Systems’ Board of Directors. His successor as Chief Technology Officer will be Julien Moutte, currently Vice President of Technology; and

•David Hollister, currently Chief Investment Officer, will retire as of March 31, 2023. He was succeeded as Chief Financial Officer by Werner Andre at the beginning of 2022.

CEO Greg Bentley said, “It is practically unique for any mature software company to have had, for its lifetime, a chief inventor who has also been its chief evangelist, both for the work of its engineer users and developers. Bentley Systems was founded in 1984 to commercialize Keith Bentley’s software for infrastructure engineering, and Keith’s contributions to the substance and articulation of our work have never slowed down, culminating in our market-leading iTwin Platform for infrastructure digital twins. Keith has been working closely and continuously with Julien Moutte over the past two years. Together they are committed to assuring that iTwin benefits will extend to every one of our application and cloud services users.”

Soon-to-be CTO Julien Moutte joined Bentley Systems as Vice President of Technology in January 2021 from SAP, where he was head of technology for SAP Marketing Cloud. Julien’s technical expertise ranges from cloud operations and high availability platforms to multimedia and mobile. He is an IT entrepreneur and investor and during the past 15 years has launched more than 10 companies in Europe and the United States. Based in Barcelona, Julien is fluent in Spanish, English, and French, and in 1998 graduated in computer science at Université Claude Bernard in Lyon, France. Julien worked in startup ventures, and at SAP, with Bentley Systems’ Chief Operating Officer Nicholas Cumins, to whom he reports.

Julien Moutte said, “Working with a visionary CTO like Keith Bentley is a rare privilege and a humbling experience, which I have enjoyed greatly for the past two years. Our iTwin Platform is uniquely positioned to help us and our users advance infrastructure for a world in dire need. I’m honored to succeed him, privileged to continue benefiting from his wisdom, and as Bentley Systems’ CTO I look forward to furthering his life’s work.”

David Hollister served as Bentley Systems’ CFO between 2007 and 2022. Greg Bentley said, “David Hollister has zealously and adroitly stewarded our financial, portfolio development, and investment activities, and our IPO in 2020 would not have been possible without his drive and orchestration. I am further grateful to David for having nurtured such a capable CFO successor, Werner Andre, who has performed admirably over the past year. It is difficult to imagine David ever ‘taking it easy,’ but along with all his colleagues and Bentley Systems’ external constituencies, I thank and congratulate him upon his retirement!”

Keith Bentley and David Hollister will participate in Bentley Systems’ quarterly operating results presentation on February 28, 2023. To join the live Zoom video webinar of the event, please register through this direct link. Alternatively, the event can be accessed from the Events & Presentations page on Bentley Systems’ Investor Relations website at
https://investors.bentley.com. A replay and transcript will be available after the conclusion of the live event on Bentley Systems’ Investor Relations website.

Image 1

Keith Bentley, Founder and Chief Technology Officer, Bentley Systems. Image courtesy of Bentley Systems.

Image 2

David Hollister, Chief Investment Officer, Bentley Systems. Image courtesy of Bentley Systems.

Image 3

Julien Moutte, Vice President of Technology, Bentley Systems. Image courtesy of Bentley Systems.

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About Bentley Systems

Bentley Systems (Nasdaq: BSY) is the infrastructure engineering software company. We provide innovative software to advance the world’s infrastructure – sustaining both the global economy and environment. Our industry-leading software solutions are used by professionals, and organizations of every size, for the design, construction, and operations of roads and bridges, rail and transit, water and wastewater, public works and utilities, buildings and campuses, mining, and industrial facilities. Our offerings, powered by the iTwin Platform for infrastructure digital twins, include MicroStation and Bentley Open applications for modeling and simulation, Seequent’s software for geoprofessionals, and Bentley Infrastructure Cloud encompassing ProjectWise for project delivery, SYNCHRO for construction management, and AssetWise for asset operations. Bentley Systems’ 5,000 colleagues generate annual revenues of more than $1 billion in 194 countries.
www.bentley.com

© 2023 Bentley Systems, Incorporated. Bentley, the Bentley logo, AssetWise, Bentley Infrastructure Cloud, iTwin, MicroStation, ProjectWise, Seequent, and SYNCHRO are either registered or unregistered trademarks or service marks of Bentley Systems, Incorporated or one of its direct or indirect wholly owned subsidiaries. All other brands and product names are trademarks of their respective owners.